SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Checkthe appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or  ss. 240.14a-12

                            Workflow Management, Inc.
------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
                                       N/A
------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------
      2) Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------
      4) Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------
      5) Total fee paid:

         ---------------------------------------------------------------
[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
                                -------------------------------------------
      2) Form, Schedule or Registration Statement No.:
                                                      ---------------------
      3) Filing Party:
                      -----------------------------------------------------
      4) Date Filed:
                    -------------------------------------------------------

                                 August 5, 1999





Dear Fellow Stockholders:

          You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Workflow Management, Inc. (the "Company") to be held on Thursday, September 9, 1999, at 10:30 a.m., at the Palm Beach Gardens Marriott Hotel, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410. The accompanying Notice and Proxy Statement describe the items of business to be considered at the Annual Meeting. Please read these documents carefully.

          Specifically, you will be asked to consider and approve three items of business: (i) the election of eight directors, each of whom will serve a one-year term and until their successors are duly elected and qualify, (ii) adoption and approval of the Workflow Management, Inc. 1999 Employee Stock Purchase Plan and (iii) the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the 2000 fiscal year. The Board of Directors encourages you to read carefully the enclosed Proxy Statement and to VOTE FOR all the matters to be considered at the Annual Meeting.

          We hope you can attend the Annual Meeting. Whether or not you plan to attend, please complete, sign, and date the enclosed Proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own. We look forward to seeing you at the Annual Meeting, and we appreciate your continued loyalty and support.

                                          Sincerely,


                                          WORKFLOW MANAGEMENT, INC.



                                          Thomas B. D'Agostino, Sr.
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                            WORKFLOW MANAGEMENT, INC.
                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held September 9, 1999

To Our Stockholders:

          The 1999 Annual Meeting of Stockholders of Workflow Management, Inc. (the "Company") will be held at the Palm Beach Gardens Marriott Hotel, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410, on Thursday, September 9, 1999, at 10:30 a.m., for the following purposes:

     1. To consider and vote upon the election of eight directors to serve a one-year term and until their successors are duly elected and qualify.

     2. To consider and vote upon adoption and approval of the Workflow Management, Inc. 1999 Employee Stock Purchase Plan.

     3. To consider and vote upon the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the 2000 fiscal year.

     4. To transact such other business as may properly come before the meeting.

          Stockholders of record at the close of business on July 15, 1999, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The Board of Directors of the Company unanimously recommends that stockholders vote FOR approval of each of the items indicated in 1., 2. and 3. above.

          PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR THROUGH YOUR PROXY.

                                    By Order of the Board of Directors,




                                    Steven R. Gibson
                                    Secretary


August 5, 1999

                                 PROXY STATEMENT

          This Proxy Statement and the enclosed proxy card ("Proxy") are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Workflow Management, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Palm Beach Gardens Marriott Hotel, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410, at 10:30 a.m., Eastern Time, on Thursday, September 9, 1999, and at any adjournments of the Annual Meeting, for the purposes set forth in the accompanying Notice of Meeting.

          Only stockholders of record at the close of business on July 15, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. We intend to mail this Proxy Statement and the accompanying Proxy on or about August 5, 1999.

REVOCABILITY OF PROXY

          Execution of the enclosed Proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. If your Proxy is properly signed, received by the Company and not revoked by you, the shares to which it pertains will be voted at the Annual Meeting in accordance with your instructions. If a stockholder does not return a signed Proxy, his or her shares cannot be voted by proxy.

SOLICITATION OF PROXIES

          The cost of soliciting Proxies will be borne by the Company. The Company has retained D.F. King & Co., Inc., 77 Water Street, New York, New York, 10005-4495, to assist in the solicitation of Proxies and the counting of Proxies for a fee of approximately $5,000 plus out of pocket expenses. In addition to solicitation by mail, we will request banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to the beneficial owners of our common stock ("Common Stock" or "Company Common Stock") and to secure their voting instructions if necessary. The Company, upon request, will reimburse them for their expenses in so doing. Officers and regular employees of the Company may solicit Proxies personally, by telephone or by telegram from some stockholders if Proxies are not received promptly, for which no additional compensation will be paid.

VOTING SHARES AND VOTE REQUIRED

          On the Record Date, the Company had 12,608,438 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter presented at the Annual Meeting. Under the laws of Delaware, the Company's state of incorporation, shares present in person or represented by Proxy and entitled to vote are determinative of the outcome of the matter subject to vote. Directors are elected by a plurality of shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. The affirmative vote of a majority of shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Workflow Management, Inc. 1999 Employee Stock Purchase Plan and to ratify the appointment of auditors. We will count abstentions, broker non-votes, and withheld votes in determining whether a quorum exists for the transaction of business at the Annual Meeting. Abstentions and withheld votes will be, but broker non-votes will not be, considered shares present in person or represented by proxy based on the Company's understanding of state law requirements and the Company's Certificate of Incorporation and Bylaws.

          All stockholder meeting proxies, ballots and tabulations that identify individual stockholders are kept secret and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements and the laws of Delaware. Votes will be counted and certified by the inspectors of election, James E. Hurley and T. Richard Litton, Jr., as required under Delaware law.

          Unless specified otherwise, Proxies will be voted (i) FOR the election of the eight nominees to serve as directors of the Company for a one-year term and until their successors are duly elected and qualified, (ii) FOR the Workflow Management, Inc. 1999 Employee Stock Purchase Plan, and (iii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the 2000 fiscal year. In the discretion of the Proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

          The following table sets forth information as of July 15, 1999, relating to the beneficial ownership of the Company's Common Stock by (i) each of the Company's director-nominees and named executive officers who own Common Stock, (ii) all of the Company's director-nominees and executive officers as a group, and (iii) any other person known by the Company to own beneficially 5% or more of the Company's Common Stock. Except as otherwise set forth below, the Company is not aware of any person or group of affiliated persons who owns more than 5% of the Common Stock of the Company. All of the Company's director-nominees and named executive officers receive mail at the Company's principal executive offices at 240 Royal Palm Way, Palm Beach, Florida 33480.

                              Number of Shares             Percent of
           Name              Beneficially Owned      Outstanding Shares(1)
           ----              ------------------      ---------------------

Thomas B. D'Agostino, Sr.     1,342,327(2)                   9.78%
Steven R. Gibson                141,663(3)                   1.12
Claudia S. Amlie                 69,664(4)                    o
Thomas B. D'Agostino, Jr.       102,631(5)                    o
Richard M. Schlanger            129,166(6)                   1.02
Thomas A. Brown, Sr.             20,000(7)                    o
Gus J. James, II                 20,000(8)                    o
James J. Maiwurm                     --                       --
Roger J. Pearson                 19,000(9)                    o
F. Craig Wilson                  17,000(10)                   o

Directors and Executive
Officers as a Group           1,921,016(11)                 13.68
(12 Persons)
Massachusetts Financial
Services Company                673,253(12)                  5.34
500 Boylston Street
Boston, MA 02116
Gardner Lewis Asset
Management, L.P.                669,540(12)                  5.31
285 Wilmington West
Chester Pike
Chadds Ford, PA  19317

---------------------
 o   Less than 1% ownership
(1) The number of shares of Common Stock deemed outstanding as of July 15, 1999 includes (i) 12,608,438 shares of Common Stock outstanding, and (ii) an aggregate of 1,433,067 shares issuable pursuant to options held by the respective person or group which are presently exercisable or which may be exercised within 60 days after July 15, 1999 (collectively, "presently exercisable options"), as set forth below. Pursuant to the rules of the Securities and Exchange Commission, presently exercisable options are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person or group.
(2) Includes 176,656 shares purchased with proceeds of a secured loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 1,115,630 shares that are currently exercisable.
(3) Includes 70,664 shares purchased with proceeds of a secured loan granted by the Company under the Executive Stock Loan Program and options to purchase 69,999 shares that are currently exercisable.
(4) Includes 52,998 shares purchased with proceeds of a secured loan granted by the Company under the Executive Stock Loan Program and options to purchase 16,666 shares that are currently exercisable.
(5) Includes 9,090 shares purchased with proceeds of a secured loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 85,041 shares that are currently exercisable.
(6) Includes 10,000 shares purchased with proceeds of a secured loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 29,166 shares that are currently exercisable.
(7) Includes 2,000 shares of restricted stock and options to purchase 15,000 shares that are currently exercisable.
(8) Includes 2,000 shares of restricted stock and options to purchase 15,000 shares that are currently exercisable.
(9) Includes 2,000 shares of restricted stock and options to purchase 15,000 shares that are exercisable within the next 60 days.
(10) Includes 2,000 shares of restricted stock and options to purchase 15,000 shares that are currently exercisable.
(11) Includes the information in the notes herein, as applicable. Reflects (i) 487,949 shares held of record, and (ii) 1,433,067 shares subject to presently exercisable options.
(12) Based on Schedule 13D or Schedule 13G filing by the beneficial owner with the Securities and Exchange Commission.


                        PROPOSAL 1. ELECTION OF DIRECTORS

     Pursuant to the Board's authority under the Company's Bylaws to adjust the number of directors, the number of directors on the Board will be increased to eight directors effective September 9, 1999. All directors are elected for a one-year term and until their successors are duly executed and qualified. The persons nominated for election were selected by the Nominating Committee of the Board of Directors, which met three times to discuss nominees and propose a slate for election at the Annual Meeting. The Board of Directors recommends that the following eight nominees be elected as directors: Thomas A. Brown, Sr., Thomas B. D'Agostino, Sr., Thomas B. D'Agostino, Jr., Steven R. Gibson, Gus J. James, II, James J. Maiwurm, Roger J. Pearson and F. Craig Wilson. Proxies received will be voted for the election of such nominees unless marked to the contrary. A stockholder who desires to withhold voting of the Proxy for all or one or more of the nominees may so indicate on the Proxy. All of the nominees except for Messrs. D'Agostino, Jr., Gibson and Maiwurm are currently members of the Board of Directors and all nominees have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to serve, an event which is not anticipated, the Proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced. For information regarding the Company's Bylaw provisions that govern stockholder nominations of director candidates, see "Submission of Proposals and Other Matters Related to 2000 Annual Meeting" elsewhere in this Proxy Statement.


Names of Nominees and Committee Memberships

     The following table sets forth the names, ages and, as applicable, the date of each nominee's first election to the Board:

                     Name                   Age         Director Since
                     ----                   ---         --------------
       Thomas A. Brown, Sr. (A)(B)          57           April 29,1998
       Thomas B. D'Agostino, Sr. (C)        56           April 29,1998
       Thomas B. D'Agostino, Jr.            32                N/A
       Steven R. Gibson                     39                N/A
       Gus J. James, II (A)(C)              60           April 29,1998
       James J. Maiwurm                     50                N/A
       Roger J. Pearson (C)(D)              53           July 28,1998
       F. Craig Wilson (B)(D)               49          April 29, 1998

--------------------


(A) Member of the Audit Committee. The Audit Committee is empowered by the Board of Directors to, among other things, recommend the firm to be employed by the Company as its independent auditor and to consult with such auditor regarding audits and the adequacy of internal accounting controls and financial management practices. The Audit Committee held three meetings in the Company's fiscal year ended April 24, 1999 ("Fiscal 1999").

(B) Member of the Compensation Committee, which is empowered by the Board of Directors to (i) approve the salaries, bonuses and benefits for executive officers, (ii) determine the persons to whom stock options are granted, the number of shares subject to options, and the appropriate vesting schedule, and (iii) review and approve employee benefit plans. The Compensation
     Committee also recommends to the Company's Board of Directors the compensation to be paid directors. The Compensation Committee held five meetings in Fiscal 1999 and took certain actions by written consent.

(C) Member of the Investment Committee, which reviews all of the Company's proposed acquisitions and is empowered by the Board of Directors to approve acquisitions with a purchase price of up to $10,000,000. The Investment Committee also reviews and recommends to the Company's Board of Directors other investments made by the Company. The Investment Committee held six meetings in Fiscal 1999.

(D) Member of the Nominating Committee, which nominates persons to serve on the Company's Board of Directors to be approved by the stockholders at the Annual Meeting. The Nominating Committee did not meet during Fiscal 1999, but met three times thereafter to discuss the nominees for the Annual Meeting.


Background and Experience

     The following information relates to the business background of the eight director-nominees. There is no arrangement or understanding between any director-nominees and any other person pursuant to which a director-nominee was selected. Thomas B. D'Agostino, Jr. is the son of Thomas B. D'Agostino, Sr. There are no other family relationships among any of the other director-nominees.

     Thomas A. Brown, Sr. has served as the Vice President-Purchasing/Sourcing/Logistics of Pfizer, Inc., a large pharmaceutical company, since May 1996. From June 1991 until May 1996, Mr. Brown was Vice President-Procurement of Aetna, Inc., a national insurance company.

     Thomas B. D'Agostino, Sr. has served as Chairman of the Board, President and Chief Executive Officer of the Company since February 1998. Mr. D'Agostino was President of SFI Corp. ("SFI Corp."), an office consumables distribution company and predecessor of SFI of Delaware, LLC ("SFI"), a principal subsidiary of the Company, and SFI Corp.'s predecessor company, Forms & Peripherals, Inc., from 1972 until 1998. He was appointed President of U.S. Office Products
Company's Print Management Division in January 1997 when U.S. Office Products Company acquired SFI. The Company was spun-off from U.S. Office Products Company on June 9, 1998.

     Thomas B. D'Agostino, Jr. was appointed President and Chief Operating Officer of the Company's Integrated Business Services Division in December 1998 and has served as President of SFI since 1998. In April 1999, he was appointed President and Chief Operating Officer of the Company's iGetSmart.com Division. Mr. D'Agostino previously served as Vice President of Sales of SFI from 1997 until 1998. From 1995 to 1997, he served as President of Hano Document Printers, Inc. ("Hano"), a business forms manufacturing company and current subsidiary of the Company. From 1993 to 1995, Mr. D'Agostino held several other positions with Hano, including Vice President of Sales and Marketing and General Manager.

     Steven R. Gibson is Executive Vice President and Chief Financial Officer of the Company, the position to which he was appointed in April 1998. From February 1997 until April 1998, Mr. Gibson was President of Cortez Financial Services, Inc., an investment banking company. From May 1985 until February 1997, he was employed in various positions at NationsBank Corporation, ultimately serving as Senior Vice President.

     Gus J. James, II is the President, a director and shareholder of the law firm of Kaufman & Canoles in Norfolk, Virginia. Mr. James has practiced law with Kaufman & Canoles since 1967. See "Certain Relationships and Related Transactions."

     James J. Maiwurm is Chairman of the Board, President and Chief Executive Officer of ICF Kaiser International, Inc., a large engineering company ("ICF Kaiser"). He has been President and Chief Executive Officer of ICF Kaiser since April 19, 1999, and was elected to, and appointed Chairman of, the Board of Directors of ICF Kaiser on June 9, 1997. From August 1998 until he was elected as ICF Kaiser's President and Chief Executive Officer, Mr. Maiwurm was a partner of the law firm of Squire, Sanders & Dempsey, L.L.P. in Washington, D.C. Prior to August 1998, he was a partner of the law firm of Crowell & Moring LLP in Washington, D.C. Mr. Maiwurm is a member of the Board of Trustees of Davis Memorial Goodwill Industries, Washington, D.C., a non-profit entity.

     Roger J. Pearson has served of counsel to the law firm of Neville Shaver Hubbard & McClean in Stamford, Connecticut since 1992. He is a director of Southern Union Company, a natural gas distribution company, having served as a past chairman of such company's Audit Committee and presently serving as chairman of the Human Resources Committee and member of the Long Term Incentive Plan Committee.

     F. Craig Wilson has served as Chief Executive Officer and Chairman of the Board of Cortez III Service Corporation ("Cortez III") since March 1997. Cortez III provides logistics and technical services to various governmental agencies. Mr. Wilson also serves as President of EC III, Inc., a joint venture of Cortez III, and EG&G Inc. From 1993 to 1997, Mr. Wilson was Chief Operating Officer of Cortez III.

     Directors are elected for a one-year term and hold office until their successors have been elected and qualified or until such director's earlier resignation or removal.

Board Meetings

     The business of the Company is managed under the direction of the Board of Directors (the "Board"). The Board meets at least quarterly to review significant developments affecting the Company and to act on matters requiring approval by the Board. The Board held ten meetings in Fiscal 1999. During such period, each member of the Board participated in at least 75% of all meetings of the Board and at least 75% of all applicable committee meetings.

EXECUTIVE COMPENSATION

Summary Executive Compensation Table

     The following table presents an overview of executive compensation paid by the Company and its subsidiaries during Fiscal 1999 and the Company's fiscal year ended April 25, 1998 ("Fiscal 1998") to the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers"). Compensation for Fiscal 1998 includes compensation paid by the Company's various subsidiaries to the Named Executive Officers prior to the spin-off of the Company and its subsidiaries from U.S. Office Products Company in June 1998.

                           Summary Compensation Table




                                                                               Long Term     All Other
                                                                               ---------     ---------
                                          Annual Compensation                 Compensation Compensation($)
                                          -------------------                 ------------ --------------

                                                                 Other
                               Fiscal                           Annual          Securities
                               ------                           Compen-         Underlying
Name and principal position    Year    Salary($)   Bonus($)     sation($)       Options(#)
---------------------------    ----    ---------   --------     ---------       ----------
Thomas B. D'Agostino, Sr.,
President, Chairman of the
Board and Chief Executive      1999   $403,846    $200,000          --          1,096,895    297,075(1)
Officer                        1998    400,000          --                         45,000      9,968(2)

Steven R. Gibson, Executive
Vice President and Chief
Financial Officer (3)          1999    184,231      87,500          --            175,000        438(4)

Thomas B. D'Agostino, Jr.,     1999    199,422     100,000          --            160,000    277,645(5)
President and Chief Operating  1998    141,163      25,000                         56,000         20(6)
Officer of the Integrated
Business Services and
iGetSmart.com Divisions and
President of SFI of Delaware,
LLC

Richard M. Schlanger,          1999    214,995     135,000          --            137,500      3,014(7)
President and Chief Operating  1998    241,342          --          --                 --      2,252(7)
Officer of the Fulfillment
Division and Vice President
of United Envelope, LLC

Claudia S. Amlie, Executive    1999    108,077       55,000         --             75,000        245(9)
Vice President, Chief
Administrative Officer and
General Counsel (8)


-----------------
(1) Includes $3,746 of 401(k) plan contributions paid by the Company on Mr. D'Agostino, Sr.'s behalf. Also includes a one-time relocation payment of $169,635 and $123,694 of compensation received for stock options tendered to U.S. Office Products Company in connection with such company's Strategic Restructuring Plan prior to the Company's spin-off from U.S. Office Products Company.
(2) Includes $6,805 of insurance premiums and $3,163 of 401(k) plan contributions paid by the Company on Mr. D'Agostino, Sr.'s behalf.
(3)   Mr. Gibson joined the Company in April 1998.
(4)   401(k) plan contributions paid by the Company on Mr. Gibson's behalf.
(5) Includes $234 of insurance premiums and $240 of 401(k) plan contributions paid by the Company on Mr. D'Agostino, Jr.'s behalf. Also includes $277,411 of compensation received for stock options tendered to U.S. Office Products Company in connection with such company's Strategic Restructuring Plan (the "Strategic Restructuring Plan") prior to the Company's spin-off from U.S. Office Products Company.
(6)   Insurance premiums paid by the Company on Mr. D'Agostino, Jr.'s behalf.
(7)   401(k) plan contributions paid by the Company on Mr. Schlanger's behalf.
(8)   Ms. Amlie joined the Company in May 1998.
(9)   401(k) plan contributions paid by the Company on Ms. Amlie's behalf.

Stock Incentive Plan and Stock Option Awards

      The Workflow Management, Inc. 1998 Stock Incentive Plan (the "Incentive Plan") was adopted on June 8, 1998 by U.S. Office Products Company ("USOP"), the Company's sole stockholder at the time, prior to USOP's distribution to its stockholders of all of USOP's shares of the Company's Common Stock on June 9, 1998 (the "Distribution"). The Incentive Plan provides for the issuance of stock options, stock appreciation rights, restricted stock and other stock-based awards to non-employee directors and key employees of the Company and its subsidiaries. The purpose of the Incentive Plan is to promote the long-term growth and profitability of the Company by providing employees and non-employee directors with incentives to improve stockholder value and contribute to the growth and financial success of the Company, and by enabling the Company to attract, retain and reward highly motivated and qualified employees. The maximum number of shares of Company Common Stock that may be issued with respect to awards granted under the Incentive Plan is 4,392,894, which equaled 30% of the outstanding Common Stock following the Distribution. The maximum number of shares that may be issued with respect to awards granted under the Incentive Plan to an individual in a calendar year may not exceed 1,500,000 shares.

      The Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Incentive Plan authorizes the Compensation Committee to make all awards. The Compensation Committee determines the prices, vesting schedules, expiration dates and other material conditions under which such awards may be exercised.

      No restricted stock, stock appreciation rights or stock-based awards other than stock option grants were awarded to any of the Named Executive Officers during Fiscal 1999. The following table sets forth information about stock option grants made to the Named Executive Officers during Fiscal 1999.

                        Option Grants In Last Fiscal Year

                                                                                Potential
                                                                             Realizable Value
                                                                             At Assumed Annual
                                                                                Rates of
                                                                              Stock Price
                                                                              Appreciation
                     Individual Grants                                     for Option Term (1)
                     ------------------                                     -------------------

                                   Percentage
                                   of Total
                                   Options
                     Number        Granted
                     of            to
                     Shares        Employees Exercise
                     Underlying    in        Price
                     Options       Fiscal    Per          Expiration
Name                 Granted       Year      Share           Date              5%              10%
----                 -------       ----      -----           ----              --              ---
Thomas B.
D'Agostino, Sr.      1,096,895(2)  33.47%   $9.000         06-10-08        $6,208,482      $15,733,51

Steven R. Gibson       175,000(3)   5.34     9.000         06-10-08           990,509       2,510,144


Thomas B.
D'Agostino, Jr.        110,000(3)   3.36     9.000         06-10-08           622,606       1,577,805
                        50,000(3)   1.53     7.375         03-18-09           231,905         587,693


Richard M. Schlanger    87,500(3)   2.67     9.000         06-10-98           495,255       1,255,072
                        50,000(3)   1.53     7.375         03-18-09           231,905         587,693

                                        8



Claudia S. Amlie        50,000(3)   1.53     9.000         06-10-08           283,003         717,184
                        25,000(3)   0.76     7.375         03-18-09           115,952         293,846


-----------------
(1) In accordance with the rules of the Securities and Exchange Commission, the potential realizable values for such options shown in the table are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumed rates do not represent the Company's estimate or projection of the appreciation of shares of Common Stock of the Company.
(2) These options vested immediately upon the date of grant on June 10, 1998 and became exercisable with respect to 100% of the underlying shares on the first anniversary of such date of grant.
(3) These options vest and become exercisable with respect to 33% of the underlying shares on each of the first three anniversaries of the date of grant.

      The table below sets forth information, for each Named Executive Officer, concerning the exercise of stock options during Fiscal 1999 and the value of unexercised stock options at the end of Fiscal 1999.

                          Fiscal Year End Options Table


                                                        Number of Securities
                                                           Underlying                   Value of Unexercised
                                                        Unexercised Options                 In-The-Money
                                                             At Fiscal                   Options at Fiscal
                                                           Year-End (#)                   Year-End ($)(1)
                                                        ---------------------           ---------------------
                    Shares
                    Acquired
                    Upon               Value
                    Exercise          Realized
Name                  (#)               ($)           Exercisable    Unexercisable     Exercisable     Unexercisable
----                  ---               ---           -----------    --------------    -------------    -------------
Thomas B.
D'Agostino, Sr.     16,265(2)       $123,695(3)         1,235         1,149,395         $ 1,387(4)      $2,115,630(5)

Steven R. Gibson         0                 0                0           175,000               0            328,125(6)

Thomas B.
D'Agostino, Jr.     26,296(2)       277,411(3)         44,875           202,000         129,502(7)         393,040(8)

Richard M.
Schlanger                0                0                 0           137,500               0            339,063(9)

Claudia S. Amlie         0                0                 0            75,000               0            181,250(10)

----------------------

(1) Amounts were calculated by multiplying the number of unexercised options by the closing price of the Company's Common Stock on the Nasdaq National Market System on the last trading day of Fiscal 1999 ($10.875) and subtracting the aggregate exercise price of the options.
(2) On June 9, 1998, the Company was spun-off from USOP pursuant to USOP's Strategic Restructuring Plan. Participants in USOP's stock option plan were able to tender a certain number of options to acquire USOP common stock on June 1, 1998 for cash, pursuant to the Strategic Restructuring Plan. For the purposes of this chart, the shares listed are shares of Company Common Stock, converted from shares of USOP common stock which were acquired by the respective officer upon the tender of options to acquire shares of USOP common stock. The conversion of USOP common stock into Company Common Stock was based on a formula tied to the closing price of Company Common Stock on its first day of trading ($9.00) and the average trading price of USOP common stock prior to the Company's spin-off from USOP ($14.00).
(3) The amount realized is based on the options tendered by the respective officer under the USOP Strategic Restructuring Plan.
(4)   These options are exercisable at $9.7521 per share.
(5) Of these options, 1,096,895 are exercisable at $9.00 per share and 52,500 are exercisable at $9.7521 per share.
(6)   All of these options are exercisable at $9.00 per share.
(7) Of these options, 30,875 are exercisable at $6.8079 per share and 3,500 are exercisable at $9.7521 per share. 10,500 exercisable options were not in-the-money at fiscal year end.
(8)   Of these options, 10,500 are exercisable at $9.7521 per share, 110,000 are exercisable at $9.00 per share and 50,000 are exercisable at $7.375 per share. 31,500 unexercisable options were not in-the-money at fiscal year end.
(9) Of these options, 87,500 are exercisable at $9.00 per share and 50,000 are exercisable at $7.375 per share.

(10) Of these options, 50,000 are exercisable at $9.00 per share and 25,000 are exercisable at $7.375 per share.

Retirement Savings Plan

      All of the Named Executive Officers and other eligible employees of the Company are eligible to participate in the Company's 401(k) Plan ("401(k) Plan"). The 401(k) Plan permits employees to contribute to the 401(k) Plan through voluntary payroll savings on a pretax basis. These contributions are matched by the Company in an amount equal to 25% of payroll savings contributions made by employees, up to 6% of an employee's total compensation. The Company's matching contributions vest over a period of five years after a participant's date of hire, at the rate of 25% after two years, 50% after three years, 75% after four years, and 100% after five years.


Executive Stock Loan Program

      During September 1998, pursuant to a program approved by the Board of Directors, the Company extended loans to certain of its key employees, including its executive officers, to finance the purchase by such persons of shares of Company Common Stock on the open market. The loans are evidenced by full recourse promissory notes bearing interest at 6.75% per annum and are collateralized by both the stock purchased with the loan proceeds and an equal amount of pledged Company Common Stock personally owned by such key employees participating in the program. In addition to secured stock loans, unsecured full recourse loans bearing interest at the same rate were extended to certain executive officers under the program, which notes have since been fully secured and properly margined with Company Common Stock. All principal and interest under the loans become due and payable upon the earlier of September 1, 1999 or the sale of the shares of Company Common Stock pledged as security for such loans. As of April 24, 1999, the outstanding balance of principal and accrued interest on such loans to the Company's Named Executive Officers was as follows:
Mr. D'Agostino, Sr., $1,042,241; Mr. Gibson, $416,906; Mr. D'Agostino, Jr., $52,001; Mr. Schlanger, $55,407; and Ms. Amlie, $312,680.


Compensation of Directors

      Directors who are employees of the Company do not receive any extra compensation for attendance at Board or Committee meetings of the Company. During Fiscal 1999, non-employee directors of the Company received compensation for their service on the Board of Directors in the form of restricted stock grants of 500 shares for each calendar quarter of service and reimbursement for income taxes paid or payable in connection with such grants. In addition, 15,000 options to purchase the Company's Common Stock were issued to each non-employee director pursuant to the Incentive Plan. The exercise price of these options was the fair market value of the Company's Common Stock on the date of grant. For non-employee directors serving as of June 10, 1998, the exercise price of options awarded to them on such date was $9.00 per share, the closing sale price of the Company's Common Stock as reported on the Nasdaq National Market System ("Nasdaq") on June 10, 1998. For Roger J. Pearson, who was appointed to the Board of Directors on July 28, 1998, the exercise price of options awarded to him on such date was $5.75, the closing price of the Company's Common Stock as reported on Nasdaq on July 28, 1998. Directors did not receive separate compensation for serving on any of the Board Committees.

Executive Officer Employment and Change-in-Control Agreements

      The Company has entered into an Employment Agreement with Thomas B. D'Agostino, Sr., dated April 1, 1999, pursuant to which Mr. D'Agostino serves as the President, Chairman of the Board and Chief Executive Officer of the Company (the "D'Agostino Employment Agreement"). The initial term of the D'Agostino Employment Agreement is four years. Under the terms of the D'Agostino Employment Agreement, Mr. D'Agostino's current annual base salary is $450,000, and he is eligible to receive up to 100% of his base salary in bonus compensation, payable in cash or stock based awards, as determined by the Compensation Committee based on specified performance criteria. Mr. D'Agostino is eligible for a $50,000 raise on April 1, 2000 upon a satisfactory performance review by the Compensation Committee. Such raise is guaranteed if, by April 1, 2000, there is a change in Board composition by at least two members (not including changes due to an increased Board size). In the event that Mr. D'Agostino's employment is terminated without cause, Mr. D'Agostino is entitled to receive his base salary and benefits for the longer of (i) six months from the date of termination or
(ii) the remaining time under the term of the employment agreement. If Mr. D'Agostino terminates his employment following (a) a material breach by the Company under the D'Agostino Employment Agreement, or (b) his refusal to be relocated to another geographic location other than his current residence ("Termination for Good Reason"), he will be entitled to receive his base salary and benefits for the lesser of (i) six months from the date of termination or
(ii) the remaining time under the term of the employment agreement. Following the expiration of the D'Agostino Employment Agreement, a termination without cause or a Termination for Good Reason, Mr. D'Agostino shall have the option to enter into a consulting agreement with the Company, pursuant to which he shall render advisory services to the Company's Chief Executive Officer and continue to be an employee of the Company, subject to a non-competition covenant. The D'Agostino Employment Agreement also contains a non-competition covenant which prohibits Mr. D'Agostino from engaging in certain activities during the term of the employment agreement and for the longer of (i) a period of one year thereafter or (ii) as long as Mr. D'Agostino continues to receive severance payments from the Company.

      Steven R. Gibson entered into an Employment Agreement with the Company on April 1, 1999, pursuant to which Mr. Gibson serves as the Chief Financial Officer and Executive Vice President of the Company (the "Gibson Employment Agreement"). The initial term of the Gibson Employment Agreement is two years. Under the terms of the Gibson Employment Agreement, Mr. Gibson's current annual base salary is $205,000, and he is eligible to receive up to 100% of his base salary in bonus compensation, payable in cash or stock based awards, as determined by the Compensation Committee based on specified performance criteria. Mr. Gibson is eligible for a $30,000 raise on April 1, 2000 upon a satisfactory performance review by the Compensation Committee. Such raise is guaranteed if, by April 1, 2000, Thomas B. D'Agostino, Sr. is no longer serving as Chairman and Chief Executive Officer of the Company. In the event that Mr. Gibson's employment is terminated without cause, Mr. Gibson is entitled to receive his base salary and benefits for the longer of (i) five months from the date of termination or (ii) the remaining time under the term of the employment agreement. In the event of a Termination for Good Reason, Mr. Gibson is entitled to a similar severance payment as provided in the D'Agostino Employment

Agreement. Following the expiration of the Gibson Employment Agreement, a termination without cause or a Termination for Good Reason, Mr. Gibson shall have the option to enter into a consulting agreement with the Company on similar terms and conditions as Mr. D'Agostino's consulting agreement described above. The Gibson Employment Agreement also contains a non-competition covenant identical to the non-competition covenant in the D'Agostino Employment Agreement.

      The Company also has entered into employment agreements with Thomas B. D'Agostino, Jr., President and Chief Operating Officer of the Company's Integrated Business Services and iGetSmart.com Divisions and President of SFI, Richard M. Schlanger, President and Chief Operating Officer of the Company's Fulfillment Division and Vice President of United Envelope, LLC, and Claudia S. Amlie, Chief Administrative Officer, General Counsel and Executive Vice President of the Company, (collectively, the "Executive Employment Agreements") on the following general terms: The Executive Employment Agreements (i) provide for an initial term of two years; (ii) contain non-competition covenants which prohibit the employees from engaging in certain activities during the term of the Executive Employment Agreements and for the longer of (x) a period of one year thereafter or (y) as long as the employees receive severance payments from the Company; (iii) provide for severance payments upon termination without cause for the longer of (x) five months from the date of termination or (y) the remaining term under the Executive Employment Agreement; (iv) provide for severance payments upon Termination for Good Reason for the lesser of (x) six months from the date of termination or (y) the remaining term under the Executive Employment Agreement; and (v) provide for guaranteed salary increases on April 1, 2000 of $30,000 to $35,000 in the event Thomas B. D'Agostino, Sr. is no longer Chairman and Chief Executive Officer of the Company on such date. Under the Executive Employment Agreements, employees are eligible to receive up to 100% of their base salary in bonus compensation, payable in cash or stock based awards, as determined by the Compensation Committee based on specified performance criteria. Currently, the annual base salary for Mr. D'Agostino, Jr. and Mr. Schlanger under their Executive Employment Agreements is $250,000 annually, and Ms. Amlie's annual base salary under her Executive Employment Agreement is $140,000.

      Each of the Named Executive Officers has also entered into written agreements with the Company which provide severance payments to such officers in the event of a Change of Control of the Company (the "Executive Severance Agreements"). A "Change of Control" is defined as follows: (a) the acquisition by a third party of more than 50% of the Company's outstanding Common Stock, (b) individuals who are current Board members cease for any reason to constitute at least a majority of the Board, (c) approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company, or (d) approval by the stockholders of the Company of a liquidation, dissolution or sale of all or substantially all of the assets of the Company. For a period of three years after a Change of Control, an employee is entitled to receive a lump sum payment equal to three times such employee's annual salary and bonus, which bonus shall be equal to at least the highest annual bonus paid to such employee in the three fiscal years preceding the Change of Control (the "Severance Payment"), upon either of the following events: (i) termination of the employee without cause, and (ii) termination by the employee due to (x) a reduction in authority and duties which results in the diminution of such employee's position, or (y) the Company's failure to pay the employee's salary at the rate in effect prior to the Change of Control or to provide pre-existing benefits. The Executive

Severance Agreements also provide that an employee may receive the Severance Payment if such employee voluntarily terminates his or her employment, for any reason or no reason, during a thirty day period commencing one year after the Change of Control. If the Severance Payment is subject to any excise tax or related interest or penalties, the employee shall also receive a gross-up payment from the Company. Any amounts due to an employee under his or her employment agreement are credited to amounts due under the Executive Severance Agreement. All rights and obligations that survive the termination or expiration of an employee's employment agreement, such as non-competition and confidentiality covenants of the employee, would continue to survive in accordance with their terms if the Executive Severance Agreements became effective upon a Change of Control.


Compensation Committee Interlocks and Insider Participation

      Mr. Thomas A. Brown, Sr. and Mr. F. Craig Wilson served as members of the Compensation Committee of the Company's Board of Directors during all of Fiscal 1999. Neither of such persons is an officer or employee, or former officer or employee, of the Company or any of its subsidiaries. No interlocking relationship exists between members of the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.


Compensation Committee Report on Executive Compensation

      This report describes the Company's executive officer compensation strategy, the components of the compensation program and the manner in which the compensation determinations for Fiscal 1999 were made for the Company's President and Chief Executive Officer, Thomas B. D'Agostino, Sr., and the Company's other executive officers (collectively, the "Executive Officers").

      In addition to the information set forth above under "Executive Compensation," the Compensation Committee (the "Committee") is required to provide stockholders a report explaining the rationale and considerations that led to the fundamental executive compensation decisions affecting the Company's Executive Officers. In fulfillment of this requirement, the Compensation Committee, at the direction of the Company's Board of Directors, has prepared the following report for inclusion in this Proxy Statement. None of the members of the Compensation Committee are executive officers or employees of the Company.

Compensation Philosophy

      The compensation of the Company's Executive Officers is designed to attract, retain, motivate and reward qualified, dedicated executives, and to directly link compensation with (i) the Executive Officer's previous and anticipated performance, (ii) the contributions and responsibilities of the Executive Officer to the Company and (iii) the Company's profitability. None of these three factors is given more relative consideration than any other. The principal components of an Executive Officer's compensation package in Fiscal 1999 were (i) a base salary at a stated annual rate, together with certain other benefits as may be provided from time to time, (ii) discretionary cash bonuses, and (iii) stock option awards under the Company's 1998 Stock Incentive Plan.
See " - Bonus Program" below.

Employment Agreements

      The Compensation Committee believes that written employment agreements are necessary to attract and retain a quality management team and are consistent with the Company's compensation philosophy. To strengthen the Company's ability to retain quality management, employment agreements were entered into between the Company and certain Executive Officers between May and December 1998. In connection with cash bonuses awarded for such employees' performance, new employment agreements on substantially the same terms and conditions were entered into on April 1, 1999 that effectively increased the employment terms of these key members of management. Further, separate severance agreements protecting key employees from the uncertainties that may arise in a change of control of the Company were also provided. The principal terms of these employment and severance agreements are described under "- Executive Officer Employment and Change in Control Agreements" above.

Bonus Program

      In Fiscal 1999, the Company awarded cash bonuses to Executive Officers based upon individual performance and financial performance of the Company. The Compensation Committee expects that such bonuses will continue to be awarded in the future. Several of the financial performance factors considered by the Committee include growth of net earnings per share of the Company, improvement in the Company's operating margin, and increase in the Company's revenues. These factors, among others, are set forth in each Executive Officer's employment agreement as criteria for bonuses. The Committee also reviewed the Executive Officers' individual contributions to the Company's acquisition and internal growth strategies, as well as such officers' performance in view of his or her duties and responsibilities.

1998 Stock Incentive Plan

      The Board and the Compensation Committee strive to compensate key employees of the Company in a manner that aligns closely the interests of such key employees with the interests of the Company's stockholders. In furtherance of this goal, the Compensation Committee has awarded stock options to the Executive Officers under the Company's Stock Incentive Plan. The purpose of the Incentive Plan is to support the business goals of the Company and to attract, retain and motivate management officials of high caliber by providing incentives that will, through the award of options to acquire the Company's Common Stock, associate more closely the interests of Executive Officers and key employees of the Company with the interests of the Company's stockholders. See "Stock Incentive Plan and Stock Option Awards" above.

Compensation of the Chief Executive Officer

      In March 1999, Thomas B. D'Agostino, Sr. received a cash incentive bonus of $200,000, which was equal to 50% of his base salary then in effect, and in April, 1999, his base salary was increased by $50,000 to $450,000. The Compensation Committee approved such compensation based on the Company's outstanding performance under Mr. D'Agostino, Sr.'s leadership. In particular, the Committee noted the Company's improved financial results on both a quarterly and yearly basis and the Company's consummation of strategic acquisitions. The Committee also reviewed the salaries of chief executive officers in the Company's peer group in approving Mr. D'Agostino, Sr.'s cash compensation. Because of the significant stock option grant made to Mr. D'Agostino, Sr. in June 1998, no other stock based awards were granted to him in Fiscal 1999.

                              o Thomas A. Brown, Sr.
                              o F. Craig Wilson

      THE PRECEDING "COMPENSATION COMMITTEE REPORT CONCERNING COMPENSATION OF CERTAIN EXECUTIVE OFFICERS," AND THE STOCK PERFORMANCE GRAPH BELOW, SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCUMENTS SO FILED.

Company Stock Price Performance

      The following graph shows a comparison of cumulative total stockholder returns for (i) the Company, (ii) the Russell 2000 Index, and (iii) certain SIC Code Indices pertaining to the Company's commercial printing operations for the period beginning June 10, 1998 and ending April 24, 1999. Prior to June 10, 1998, there was no public market for the Common Stock. The total stockholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the Russell Index, and the SIC Code Indices, including reinvestment of dividends.

             Comparison of Cumulative Total Return Among The Company,
                              Russell 2000 Index and
                                 SIC Code Indices

                              [Chart Appears Here]

----------------------------------------------------------------------------------------------------------------------------
                       Return   Return    Return     Return     Return     Return    Return    Return     Return    Return
              June     July     August    September  October    November   December  January   February   March     April
              10,      31,      31,       30,        30,        30,        31,       29,       26,        31,       24,
              1998     1998     1998      1998       1998       1998       1998      1999      1999       1999      1999
----------------------------------------------------------------------------------------------------------------------------
Workflow
Management,
Inc.         100.00    75.69    59.03     64.24      63.89      80.56      73.61      76.39     78.47     75.00     120.83

SIC Code
2752 Index   100.00    95.57    79.34     70.91      81.02      95.84      99.07     106.05     91.37     84.65      76.99

Russell
2000 Index   100.00    92.10    74.21     80.02      83.29      87.55      92.83      94.00     86.28     87.49      95.24

SIC Code
2761 Index   100.00    82.26    70.15     78.99      83.41      89.24      97.18      90.45     84.21     80.60      88.94


                              ASSUMES $100 INVESTED 06/10/98
                              ASSUMES DIVIDEND REINVESTED
                              FISCAL YEAR ENDING APRIL 24, 1999


Certain Relationships and Related Transactions

      On January 19, 1999, the Company issued approximately $4.9 million in subordinated unsecured notes with attached warrants (the "Subordinated Notes") to certain members of the Company's management, including Thomas B. D'Agostino, Sr., the Company's Chairman, Chief Executive Officer and President, and Richard
M. Schlanger, the Company's Fulfillment Division President and Chief Operating Officer. The Company used the proceeds from the Subordinated Notes to repurchase and retire Company Common Stock. The Subordinated Notes mature on January 18, 2009, and have a stated coupon of 12% payable semi-annually in arrears. The attached warrants are exercisable into shares of Company Common Stock at a nominal cost and will be issued on each anniversary of the purchase of the Subordinated Notes at an amount sufficient to provide a 15% total annual return to each holder. Upon the payment in full of the Subordinated Notes, or upon a change of control of the Company (as defined in the Subordinated Notes), the warrants previously issued to the note holders will be returned to the Company and reissued in an amount which would provide for at least a 15%, but not more than an 18%, total annual return to each note holder. The indebtedness evidenced by the Subordinated Notes is subordinate to all amounts outstanding under the Company's senior secured credit facility (the "Credit Facility"). In addition to payment and other customary default provisions, the Company would be in default under the terms of the Subordinated Notes if more than $5.0 million of the Company's debt under the Credit Facility was accelerated. Any such acceleration could occur if the Company defaulted under the terms of the Credit Facility. On July 1, 1999, the Company made interest payments to Messrs. D'Agostino, Sr. and Schlanger in the amounts of $191,484 and $35,964, respectively. Based upon an analysis performed by Wachovia Bank, N.A., an independent lending institution which acted as a financial advisor to the Company, management believes that the terms and conditions of the Subordinated Notes were no less favorable than the terms and conditions that would have been available in an arm's-length transaction with unaffiliated third parties.

      On January 8, 1999, the Company entered into a ten year lease, with a purchase option, for corporate office space in Palm Beach, Florida in a building partially owned by Thomas B. D'Agostino, Jr. and his brother. The terms and conditions of the ten-year lease are based on the market value of the office space and, in management's opinion, are comparable to rents that would be charged by parties not affiliated with the Company. Under the terms of the lease, monthly rental payments do not commence until the Company vacates its current office space in Palm Beach, Florida, which is expected to occur by the end of 1999. In connection with such lease, the Company entered into an agreement with the landlord's lender, NationsBank, N.A., and the landlord, pursuant to which the Company agreed to purchase the building at a discount in the event the landlord defaults on its financing arrangement with the lender.

      On December 21, 1998, SFI, one of the Company's principal subsidiaries, entered into a ten-year lease with an entity owned in part by Thomas B. D'Agostino, Jr. and his brother for office space in Norfolk, Virginia. Monthly rent payments of $11,344 each have been made since the commencement of the lease on January 1, 1999. The terms and conditions of the lease are based on the market value of the office space and, in management's opinion, are comparable to rents that would be charged by parties not affiliated with the Company.

      On November 30, 1998, the Company acquired all of the outstanding membership interests of Direct Pro LLC, a New York limited liability company, for an aggregate purchase price of approximately $7,000,000 consisting entirely of cash. Additional consideration could be payable by the Company in the form of an earn-out over three years based on future earnings of Direct Pro LLC. Prior to its acquisition by the Company, Direct Pro LLC was 66 2/3% owned by an entity owned and controlled by Richard M. Schlanger and another member of the Company's management. During Fiscal 1999, $151,000 in earn-out payments was paid by the Company to the sellers and another $350,000 has been accrued for the earn-out at April 24, 1999. The terms and conditions of the acquisition of Direct Pro LLC are, in management's opinion, at arm's-length and comparable to the structure, terms and conditions of other acquisitions consummated by the Company.

      The Company has retained the law firm of Kaufman & Canoles in connection with certain legal representations. Gus J. James II, a Director of the Company, is the President, a director and a shareholder of Kaufman & Canoles. During Fiscal 1999, the Company paid approximately $1,341,000 in fees to Kaufman & Canoles for legal services.

      Richard M. Schlanger was indebted to USOP in the principal amount of $2,178,102 in connection with the sale of United Envelope Co., Inc. to USOP in April 1997. As part of the spin-off transaction from USOP, the Company assumed the note payable by Mr. Schlanger, which accrued interest at approximately 7.0% per annum. Although the note was payable in two installments, with final payment of principal and interest due on June 30, 1999, Mr. Schlanger repaid accrued interest through April 1998 and the entire principal amount outstanding under the note on September 1, 1998.

      During September 1998, pursuant to a program approved by the Board of Directors, the Company extended loans to certain of its key employees, including its executive officers, to finance the purchase by such persons of shares of Company Common Stock on the open market. The loans are evidenced by full recourse promissory notes bearing interest at 6.75% per annum and are secured and properly margined with Company Common Stock. All principal and interest under the loans become due and payable upon the earlier of September 1, 1999 or the sale of the shares of Company Common Stock pledged as security for such loans. See "Executive Compensation - Executive Stock Loan Program."

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who beneficially own more than 10% of a registered class of equity securities of the Company to file initial reports of ownership (Forms 3) and reports of changes in beneficial ownership (Forms 4 and 5) with the Securities and Exchange Commission ("SEC") and NASDAQ. Such persons are also required under the rules and regulations promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all reporting requirements under Section 16(a) for Fiscal 1999 were met in a timely manner by its directors, officers and greater than 10% beneficial owners.

              PROPOSAL 2. APPROVAL OF THE WORKFLOW MANAGEMENT, INC.
                         1999 EMPLOYEE STOCK PURCHASE PLAN

      On June 10, 1999, the Board of Directors approved, and recommended that the Company's stockholders approve, the Workflow Management, Inc. 1999 Employee Stock Purchase Plan (the "Purchase Plan"). The following is a general summary of the Purchase Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

Summary of the Purchase Plan

      The Purchase Plan is intended to provide the employees of the Company and its U.S. and Canadian subsidiaries an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company's Common Stock, thereby encouraging employees to share in the economic growth and success of the Company through stock ownership.

      The Company has reserved 500,000 shares of Common Stock for offering to eligible employees until such time as the 500,000 shares are no longer available. The shares of Common Stock are being offered quarterly, commencing on October 1, 1999 and on the first day of each January, April, July and October thereafter until expiration or termination of the Purchase Plan. The Purchase Plan is designed to meet the requirements of an "employee stock purchase plan" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code").

      All employees of the Company and its subsidiaries, other than those owning stock or outstanding options representing 5% or more of the total combined voting power or value of the stock of the Company, who have completed at least six months of employment and have met certain other requirements are eligible to participate in the Purchase Plan. Employees who elect to participate in an offering may utilize an unlimited amount of their Compensation (as such term is defined in the Purchase Plan) for the purchase of Common Stock through payroll deductions. No employee, however, may purchase more than $25,000 in fair market value of the Company's Common Stock under the Purchase Plan in any calendar year.

      An employee who elects to participate in an offering will be deemed to have exercised his or her option to purchase Common Stock with payroll deductions for the purchase of that number of shares of Common Stock which the accumulated payroll deductions at the end of the offering will purchase at the applicable purchase price for the shares. The purchase price for the shares is the lower of the market value of the shares on either the first day of the offering period or the last day of the offering period, multiplied by 85%. An employee purchasing shares of Common Stock through the Purchase Plan must hold such shares for a period of three months after the end of the offering period during which such shares were purchased.

      An employee may elect to discontinue participation in the Purchase Plan upon written notice to the Company at any time prior to 15 days before the end of the offering. The employee may request, in that event, that the amount withheld up to the date of his or her withdrawal be either applied to the purchase of shares at the end of the current offering period or be refunded to him after his date of withdrawal. No further payroll deductions will be made from the participant's pay during that quarterly offering period. An employee's withdrawal from any quarterly offering precludes such employee's participation in the Purchase Plan until the second succeeding offering period. If an employee terminates employment for any reason, including retirement, prior to the last day of the offering period, all of the employee's payroll deductions through his or her date of termination will be applied to the purchase of shares at the end of the current offering period. If the employee's employment is terminated because of death, the employee's beneficiary may withdraw all of the payroll deductions credited to the employee or the beneficiary may choose to exercise the employee's option for the number of shares of Common Stock which the accumulated payroll deductions in the employee's account at the date of the employee's death will purchase.

      The Board of Directors of the Company has the right at any time to amend, in whole or in part, any of the terms and provisions of the Purchase Plan. No amendment, however, may be made without the approval of the stockholders to increase the number of shares available for purchase under the Purchase Plan. The Board of Directors has the right at any time and for whatever reason it may deem appropriate to terminate the Purchase Plan.

      The Compensation Committee shall administer the Purchase Plan, which shall consist of at least two independent directors appointed by the Board of Directors. The Committee shall have plenary authority to administer the Purchase Plan, interpret and construe all provisions of the Purchase Plan, adopt rules and regulations for administering the Purchase Plan, and make all other determination necessary or advisable for administering the Purchase Plan.

      As of July 20, 1999, approximately 2,400 employees of the Company and its subsidiaries would be eligible to participate in the Purchase Plan.

Federal Income Tax Consequences

      Under the Code, a participant will not realize any taxable income as a result of participating in the Purchase Plan or upon the purchase of Common Stock under the Purchase Plan. Instead, taxation is deferred until the disposition of such Common Stock by the participant. The Company will not be entitled to a deduction for income tax purposes as a result of any such purchase. A participant will be taxed on amounts withheld from his or her salary under the Purchase Plan as if the salary was actually received by the employee. The Company will receive a deduction for such amounts. The participant's basis for gain or loss will equal the amount paid for such shares, plus the amount of ordinary income he or she realizes upon disposition of such shares.

      If a participant disposes of shares purchased under the Purchase Plan more than two years after the date of grant (the first day of the relevant offering period) and one year after the shares are issued to the participant, and the fair market value of the shares at the time of disposition exceeds the purchase price of the shares, then the participant will realize taxable income upon such disposition. An amount equal to the lesser of (a) the amount by which the fair market value of the shares on the first day of the offering period for the shares exceeded the purchase price of the shares, or (b) the amount by which the fair market value of the shares at the time of disposition exceeded the purchase price of the shares, will be taxed as ordinary income. Any gain realized in excess of the purchase price of the shares plus the amount taxed as ordinary income will be taxed as long-term capital gain. If a participant disposes of shares for less than the purchase price of the shares, then the entire loss will be treated as long-term capital loss. In either of these cases, the Company will not be entitled to a deduction for income tax purposes.

      If a participant disposes of shares purchased under the Purchase Plan within two years after the date of grant or within one year after the shares are issued to the participant (a "disqualifying disposition"), the amount by which the fair market value of the shares at the time of purchase exceeded the purchase price of the shares will be treated as ordinary income in the nature of compensation received by the participant in the year of the disqualifying disposition. The Company will be entitled to a corresponding income tax deduction equal to the amount treated as compensation to the participant. Any amount realized in excess of the sum of the purchase price of the shares and the amount treated as compensation will be taxed as capital gain. If the amount realized is less than the sum of the purchase price of the shares and the amount treated as compensation, the difference will be treated as a capital loss. Any capital gain or loss will be classified as long-term or short-term, depending on the participant's holding period with respect to the shares. Generally, the participant's holding period for the shares begins on the date the shares are purchased.

The Vote Required for Approval of the Workflow Management, Inc. 1999 Employee Stock Purchase Plan

      The affirmative vote of a majority of the shares of Common Stock having voting power present in person or represented by proxy, a quorum being present, is necessary to approve the Company's Employee Stock Purchase Plan.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE WORKFLOW MANAGEMENT, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN.

               PROPOSAL 3. RATIFICATION OF APPOINTMENT OF AUDITORS

      The Board of Directors has selected and approved PricewaterhouseCoopers, LLP ("PWC") as the firm of independent certified public accountants to audit the financial statements of the Company for the fiscal year ending April 29, 2000, and the Board of Directors desires that such appointment be ratified by the

Company's stockholders. PWC audited the Company's financial statements for the fiscal years ended April 25, 1998 and April 24, 1999. A representative of PWC will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions.

OTHER MATTERS

      The Board of Directors does not know of any matters that will be presented for action at the Annual Meeting other than those described above or matters incident to the conduct of the Annual Meeting. If, however, any other matters not presently known to management should come before the Annual Meeting, it is intended that the shares represented by the Proxy will be voted on such matters in accordance with the discretion of the holders of such Proxy.

SUBMISSION OF PROPOSALS AND OTHER MATTERS RELATED TO 2000 ANNUAL MEETING

      The next Annual Meeting of Stockholders will be held on or about September 21, 2000. Any stockholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company's proxy statement, must comply with SEC Rule 14a-8 and must submit the proposal in writing no later than April 7, 2000. The deadline for stockholders to notify the Company of non-Rule 14a-8 matters that may be raised for consideration at the next Annual Meeting is June 22, 2000. All such proposals and notifications should be sent to Thomas B. D'Agostino, Sr., President, Chairman of the Board and Chief Executive Officer, at 240 Royal Palm Way, Palm Beach, Florida 33480.

      Under the terms of the Company's amended Bylaws, June 22, 2000 is also the deadline for stockholders to notify the Company of an intention to nominate candidates for directors at the next Annual Meeting of Stockholders. Such nominations must comply with the notice provisions recently adopted by the Board of Directors and included in the Company's Bylaws. These notice provisions require that nominations by stockholders of director candidates set forth the following information: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (iv) a description of all arrangements or understandings between the stockholder or beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder. Generally, nominations are required to be delivered to the Company not later than 45 days before the date on which the Company first mailed its proxy materials for the prior year's annual meeting of stockholders.

GENERAL

      The Company's 1999 Annual Report to Stockholders accompanies this Proxy Statement. The 1999 Annual Report to Stockholders does not form any part of the material for the solicitation of Proxies. Upon written request, the Company will provide stockholders with a copy of its Annual Report on Form 10-K for the year ended April 24, 1999 (the "Form 10-K"), as filed with the SEC, without charge. Please direct written requests for a copy of the Form 10-K to: Thom Scott, Director of Marketing and Communications, Workflow Management, Inc., 240 Royal Palm Way, Palm Beach, Florida 33480.

              PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY

                        By Order of the Board of Directors


                                  August 5, 1999

                                    EXHIBIT A


                            WORKFLOW MANAGEMENT, INC.
                        1999 EMPLOYEE STOCK PURCHASE PLAN

      1. Purpose. The purpose of the Plan is to provide employees of Workflow Management, Inc. (the "Company") and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under ss. 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

      2.    Definitions.

            (a) "Board" shall mean the Board of Directors of the Company.

            (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (c) "Common Stock" shall mean the Common Stock of the Company.

            (d) "Company" shall mean Workflow Management, Inc., a Delaware corporation, and any Designated Subsidiary of the Company.

            (e) "Compensation" shall mean all base straight time gross wages or base salary payments and commissions, overtime and shift premium payments and sick, vacation and holiday pay, but excluding bonuses and other forms of supplemental, extraordinary or irregular compensation.

            (f) "Designated Subsidiary" shall mean any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

            (g) "Employee" shall mean any individual who is an Employee of the Company for tax purposes and whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

            (h) "Enrollment Date" shall mean the first day of each Offering Period.

            (i) "Exercise Date" shall mean the last day of each Offering Period.

            (j) "Fair Market Value" shall mean, as of any date, the value of Common Stock determined as follows:

                  (1) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Board (or its committee) deems reliable; or

                  (2) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Board (or its committee) deems reliable.

            (k) "Offering Period" shall mean a period of approximately three (3) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after October 1, 1999, and terminating on the last Trading Day in the period ending the following December 31, with succeeding Offering Periods commencing on the first Trading Day on or after the first day of each subsequent calendar quarter, and terminating on the last Trading Day in each such calendar quarter. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

            (l) "Plan" shall mean this Employee Stock Purchase Plan.

            (m) "Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

            (n) "Reserves" shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

            (o) "Subsidiary" shall mean a U.S. or Canadian corporation, of which more than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

            (p) "Trading Day" shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

      3.    Eligibility.

            (a) Any Employee who (i) has completed six (6) months of service,
(ii) has attained age 21, and (iii) is employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

            (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to ss. 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

      4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after October 1, and each January 1, April 1, July 1 and October 1 thereafter, or on such other date(s) as the Board (or its committee) shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof. The Board (or its committee) shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five
(5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

      5.    Participation.

            (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form prescribed by the Company and filing it with the Company's payroll office no less than 15 days prior to the applicable Enrollment Date.
            (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

      6.    Payroll Deductions.

            (a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount equal to a specified percentage of the Compensation which he or she receives on each pay day during the Offering Period.

            (b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

            (c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof and may request, in that event, that the amount withheld up to the date of his withdrawal be (i) applied to the purchase of shares at the end of the current Offering Period; or (ii) refunded to him in full as soon as reasonably practicable after his date of withdrawal in accordance with Section 10. A participant who elects to withdraw from participation during an Offering Period will not be allowed to re-subscribe to participate in the Plan until the Offering Period beginning after the Offering Period subsequent to the period in which such participant withdrew from the Plan. Other than the right of withdrawal described above, a participant may not increase or decrease the rate of his or her payroll deductions during any Offering Period. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

            (d) Notwithstanding the foregoing, to the extent necessary to comply with ss. 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such participant's subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

            (e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, as well as costs, commissions, fees or expenses, if any, which arise upon the participant's exercise of the option or disposition of the Common Stock. All costs, withheld amounts, fees, commissions, expenses, etc., associated with exercise of the option or disposition of the Common Stock shall be borne by the participant. At any time, the Company may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or other disposition of Common Stock by the Employee.

      7. Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the participant's account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The Option shall expire on the last day of the Offering Period.

      8. Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. Fractional shares may be delivered. Upon a participant's exercise of his Option and his purchase of shares at the end of an Offering Period hereunder, such participant shall not be allowed to sell any of such shares until the end of the Offering Period next following the Offering Period in which such shares were purchased. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

      9. Delivery. Upon request by a participant, the Company, through its share transfer agent or other third-party administrator, shall as promptly as practicable arrange the delivery to such participant, as appropriate, of a certificate or certificates representing the shares purchased under this Plan by the participant's exercise of options hereunder.

      10.   Withdrawal.

            (a) A participant may discontinue his participation in the Plan at any time prior to the 15th day before the end of an Offering Period by giving written notice to the Company in the form prescribed by the Company. The withdrawing participant may request that all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan be (i) applied to the purchase of shares at the end of the current Offering Period; or (ii) refunded to him. If the participant requests a refund hereunder, all of the participant's payroll deductions credited to his or her account shall be paid to such participant as soon as reasonably practicable after receipt of such notice of withdrawal and such participant's option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, as provided above, payroll deductions shall not resume at the beginning of the succeeding Offering Period, and shall not resume at the next succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.


            (b) A participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company except that he or she shall not be allowed to participate in the next succeeding Offering Period which commences after the termination of the Offering Period from which the participant withdraws.

      11. Termination of Employment. Upon a participant's ceasing to be an Employee for any reason, other than death, he or she shall be deemed to have elected to withdraw from the Plan, and his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. In the event of the participant's death while employed by the Company during an Offering Period when the participant has a subscription agreement and payroll deductions in effect, the participant's beneficiary designated under Section 15 may elect, in accordance with Section 10, to request: (i) a refund of all but not less than all of the payroll deductions credited to the deceased participant's account; or (ii) to apply such payroll deductions to the purchase of shares at the end of the Offering Period in which the participant died. If such beneficiary elects a refund of the participant's accumulated payroll deductions, such amount shall be paid to such beneficiary as soon as reasonably practicable and the participant's option for the Offering Period shall be automatically terminated.

      12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

      13.   Stock.

            (a) The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be Five Hundred Thousand (500,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.


            (b) The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

            (c) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.


      14. Administration. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

      15.   Designation of Beneficiary.

            (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any shares or cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option, in accordance with Section 11. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.


            (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the company, then to such other person as the Company may designate.

      16. Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

      17. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

      18. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

      19. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger of Asset Sale.

            (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase per Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board (or its committee), whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

            (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board (or its committee). The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Board (or its committee) shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

            (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Offering Periods then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date") and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Board (or its committee) shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

      20.   Amendment or Termination.

            (a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with ss. 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

            (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

            (c) Notwithstanding anything hereinabove to the contrary, the Board may not make any amendment to the Plan to increase or decrease the maximum number, or the price, of shares subject to option under the Plan, except as provided in Section 19, without shareholder consent.

      21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

      22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

            As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the option of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.


      23. Term of Plan. The Plan shall become effective upon the earlier to occur of October 1, 1999, or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 20 hereof.